Exhibit 99.1

From Quan Zhang

To

Date, AUG25th

Dear sir,

.I resign on the day you get the this message. The reason is I haven't got my salary for one year.

Till now USD$75,000 should be paid to me .Please give it to me in a month including the salary and compensation. I retain the right to recourse through all kinds of means.such as legal .

AMCF CFO :Zhang Quan

2015-8-25